Exhibit 10.9

ASPEN TECHNOLOGY, INC.

Restricted Stock Unit Agreement
Granted Under 2005 Stock Incentive Plan

1.   Grant of Award.

This Agreement evidences the grant by Aspen Technology, a Delaware corporation (the “Company”) on ___________, 200  (the “Grant Date”) to ____________  (the “Participant”) of ________ restricted stock units of the Company (individually, an “RSU” and collectively, the “RSUs”) on the terms provided herein and in the Company’s 2005 Stock Incentive Plan (the “Plan”). Each RSU represents the right to receive one share of the common stock, $0.10 par value per share, of the Company (“Common Stock”) as provided in this Agreement. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.”

2.   Vesting; Forfeiture.

(a)    This award shall not begin to vest unless the Company is profitable for its fiscal year ending on June 30, 2007; if the Company is not profitable for such period, this award shall be null and void. This award shall vest as to 25% of the original number of RSUs on the date upon which the earnings for such fiscal year are announced (the “First Vesting Date”) and as to an additional 6.25% of the original number of RSUs on the 20th business day of each fiscal quarter thereafter until this award is fully vested on the third anniversary of the First Vesting Date (the “Final Vesting Date”).

(b)   Except as otherwise provided in the Plan, by the Board of Directors or pursuant to agreement between the Company and the Participant, if the Participant’s employment with the Company terminates for any reason, any portion of this award that is not vested as of the date of such termination shall be forfeited. For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.

3.   Distribution of Shares.

(a)    The Company will distribute to the Participant (or to the Participant’s estate in the event that his or her death occurs after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after each vesting date (each such date of distribution hereinafter referred to as a “Settlement Date”), all of the vested Shares of Common Stock represented by RSUs that vested before the Settlement Date. If a Settlement Date occurs during a period during which the Participant may not trade in securities of the Company because the Company’s insider trading policy imposes a trading blackout on the Participant, then the Settlement Date shall be delayed until such trading blackout has ended.

(b)   The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

4.   Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

5.   Dividend and Other Shareholder Rights.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

6.   Provisions of the Plan; Reorganization Event; Change in Control Event.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

7.   Withholding Taxes; Section 83(b) Election.

(a)    No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option. To satisfy any such tax obligation, the Company may deduct and retain from the Shares to be distributed upon the Settlement Date such number of Shares as is equal in value to the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the lapse of the forfeiture provisions (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such income), and pay the required amounts to the relevant taxing authorities.

(b)   The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986 may be filed with respect to this award.

8.   Miscellaneous.

(a)   No Rights to Employment.   The Participant acknowledges and agrees that the vesting of the RSUs pursuant to Section 2 hereof is earned only by the achievement by the Company of the results set forth in Section 2(a) above and continuing service thereafter as an employee at the will of the Company (not through the act of being hired). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b)   Severability.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c)   Waiver.   Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d)   Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(e)   Notice.   All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).

(f)   Pronouns.   Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g)   Entire Agreement.   This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(h)   Amendment.   This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i)   Governing Law.   This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, USA without regard to any applicable conflicts of laws.

(j)   Participant’s Acknowledgments.   The Participant acknowledges that he or she: (i) has read this Agreement; (ii) understands the terms and consequences of this Agreement; and (iii) is fully aware of the legal and binding effect of this Agreement.

(k)   Unfunded Rights.   The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

(l)   Section 409A.   Payments under this Agreement are intended to be exempt from, or comply with, the provisions of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and this Agreement shall be administered and construed accordingly. If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.

By accepting this grant online, I hereby acknowledge receipt and agree to the terms of this Restricted Stock Unit issued to me under the 2005 Stock Incentive Plan.

ASPEN TECHNOLOGY, INC.
By:
Title: